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                                                                    EXHIBIT 99.1
NEWS RELEASE

                 Contact:         Peter Monson
                             Chief Financial Officer
                                 (617) 868-7455
                             Peterm@psychemedics.com

                       PSYCHEMEDICS CORPORATION ANNOUNCES
                              2ND QUARTER RESULTS,
                                DIVIDEND DECLARED

Cambridge, Massachusetts, August 5, 2003 -- Psychemedics Corporation (AMEX: PMD) today announced second quarter results for the period ending June 30, 2002. The Company also announced a quarterly dividend of $.08 per share, which will be paid on September 19, 2003 to shareholders of record on September 5, 2003.

The Company's second quarter revenue was $4,266,767 as compared to $4,792,903 in the second quarter of 2002. Net income was $398,781 or $.08 per share versus $638,294 or $.12 per share for the same period in 2002.

Raymond C. Kubacki, President and Chief Executive Officer, said, "During the quarter we struggled with a difficult drug testing environment. The employment picture, that some say is the worst in 20 years, has made it a difficult time for our industry. Since pre-employment drug testing is our major business, our results continued to be adversely affected. The good news, however, is that we were able to continue to add new accounts at a healthy pace and to demonstrate our ability to produce strong profit margins in a tough environment. We remain optimistic, however, that an improved employment market will allow us to record significant growth and that our patented and FDA cleared hair test for drugs of abuse will continue to be the "gold standard" in the industry."

Kubacki continued, "The dividend demonstrates the Directors' continued commitment to rewarding shareholders and sharing the overall financial success of the Company with
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them. The Company's balance sheet is strong with over $3 million of cash and no long-term debt."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with over 2,600 corporations relying on the patented Psychemedics drug testing services. The Company has the only FDA cleared hair test for drugs of abuse.

                                FINANCIAL SUMMARY
                                   (unaudited)
                                  June 30, 2003


                                              Three Months                        Six Months
                                             Ended June 30,                      Ended June 30,
                                         2003              2002              2003               2002
                                         ----              ----              ----               ----
Revenue                               $4,266,767        $4,792,903        $7,924,334        $8,361,364
Pre-tax Income                        $  683,781        $1,082,194        $  863,120        $1,180,728
Net Income                            $  398,781        $  638,294        $  503,120        $  690,728
Basic Net Income Per Share            $     0.08        $     0.12        $     0.10        $     0.13
Diluted Net Income Per Share          $     0.08        $     0.12        $     0.10        $     0.13
Weighted Average Common
Shares Outstanding                     5,213,572         5,259,720         5,213,946         5,259,473
Weighted Average Common
and Common Equivalent Shares
Outstanding, Assuming Dilution         5,219,402         5,288,180         5,220,721         5,293,342

All share amounts have been adjusted to reflect the Company's one-for-four reverse stock split that was effected on August 1, 2002.

The Psychemedics web site is WWW.DRUGTESTWITHHAIR.COM

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this
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release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, profit margins, revenues, expenses, dividends, dividend yield, new accounts, market share, test volume, sales and marketing strategies and testing methodologies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to employee hiring practices of the Company's principal customers, risks associated with the expansion of the Company's sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.